Exhibit 4.4

DESCRIPTION OF OUR SECURITIES

The following description sets forth certain material terms and provisions of ordinary shares and warrants to purchase ordinary shares of NewAmsterdam Pharma Company N.V. (the “Company,” “we,” “us,” and “our”) that are registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended. This description also includes a description of the material terms of the Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Articles of Association, which are attached as an English translation of the official Dutch text as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”). We urge you to read the full text of the Articles of Association. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Annual Report.

General

We were incorporated pursuant to Dutch law on June 10, 2022. Our corporate affairs are governed by the Articles of Association, the board rules of the Company’s board of directors (the “Board of Directors”), our other internal rules and policies and by Dutch law. We are registered with the Dutch Trade Register under number 86649051. Our corporate seat is in Naarden, the Netherlands, and our office address is Gooimeer 2-35, 1411 DC Naarden, the Netherlands.

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and on November 21, 2022, prior to the closing of the Business Combination, we became a Dutch public limited liability company (naamloze vennootschap).

Share Capital

Authorized Share Capital

We have an authorized share capital of €48,000,000, divided into 400,000,000 Ordinary Shares, each with a nominal value of €0.12.

Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending the Articles of Association. An amendment of the Articles of Association would require a resolution of our general meeting of shareholders (a “General Meeting”) upon proposal by the Board of Directors.

The Articles of Association provide that, for as long as any Ordinary Shares are admitted to trading on Nasdaq or on any other regulated stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the Ordinary Shares reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.

Ordinary Shares

The following summarizes the main rights of holders of Ordinary Shares:

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each holder of Ordinary Shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the appointment of our directors;
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there are no cumulative voting rights;

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the holders of Ordinary Shares are entitled to dividends and other distributions as may be declared from time to time by us out of funds legally available for that purpose, if any;
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upon our liquidation and dissolution, the holders of Ordinary Shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities; and
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the holders of Ordinary Shares have pre-emption rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and the Articles of Association.

Warrants

In connection with the closing of the Business Combination, we entered into the Warrant Assignment, Assumption and Amendment Agreement, dated November 22, 2022, among us, Continental Stock Transfer & Trust Company and FLAC (the “Warrant Assumption Agreement”) and pursuant thereto, each of the warrants to purchase one FLAC Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (the “FLAC Warrants”) was automatically converted into a warrant to purchase one Ordinary Share (each, a “Warrant”), with each such Warrant being subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding FLAC Warrant immediately prior to the closing of the Business Combination.

Each Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below provided that we have an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Assumption Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Assumption Agreement, a Warrant holder may exercise its Warrants only for a whole number of Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants will be issued and only whole Warrants will trade. The Warrants will expire five years after the day following the closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

On December 20, 2022, we filed a registration statement on Form F-1 (the “Resale Registration Statement”) covering the Ordinary Shares issuable upon exercise of the Warrants. The Resale Registration Statement was initially declared effective on January 30, 2023 and was subsequently amended by post-effective amendments No. 1 and No. 2. We are required to use commercially reasonable efforts to maintain the effectiveness of the Resale Registration Statement and a current prospectus relating to those Ordinary Shares until the Warrants expire or are redeemed, as specified in the Warrant Assumption Agreement; provided that if the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we do so, we will not be required to file or maintain in effect a registration statement. During any period when we have failed to maintain an effective registration statement, Warrant holders may exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities

Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of Warrants for cash when the price per Ordinary Share equals or exceeds $18.00. We may call the Warrants for redemption (except as described herein with respect to the private placement warrants originally issued as part of units in a private placement to Frazier Lifesciences Sponsor LLC (the “Sponsor”) in connection with FLAC’s initial public offering (such warrants, the “Private Placement Warrants”):

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in whole and not in part;
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at a price of $0.01 per Warrant;
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upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and
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if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the Warrant holders (the “Reference Value”).

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Warrants as set forth above even if the holders are otherwise unable to exercise the Warrants. So long as the Private Placement Warrants are held by the Sponsor or its designated transferee, they may not be redeemed by the Company pursuant to these provisions.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is, at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole Ordinary Shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants for cash when the price per Ordinary Share equals or exceeds $10.00. We may redeem the outstanding Warrants:

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in whole and not in part;
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at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Ordinary Shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Ordinary Shares except as otherwise described below; provided, further, that if the Warrants are not exercised on a cashless basis or otherwise during such 30 day period, we will redeem such Warrants for $0.10 per share;

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if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before we send the notice of redemption to the Warrant holders; and
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if the Reference Value is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The numbers in the table below represent the number of Ordinary Shares that a Warrant holder will receive upon a “cashless” exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on volume-weighted average price of the Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. So long as the Private Placement Warrants are held by the Sponsor or its designated transferee and the Reference Value equals or exceeds $18.00 per share, they may not be redeemed by the Company pursuant to this section.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Ordinary Shares issuable upon exercise of a Warrant or the exercise price of the Warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below. If the number of Ordinary Shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. In such an event, the number of Ordinary Shares in the table below shall be adjusted in the same manner and at the same time as the number of Ordinary Shares issuable upon exercise of a Warrant.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of Ordinary Shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of the Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Ordinary Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Ordinary Shares for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Ordinary Shares per Warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of Ordinary Shares is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the warrants having to reach the $18.00 per share threshold set forth above under “Redemptions of Warrants for cash when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of Ordinary Shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus relating to FLAC’s initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders. As stated above, we can redeem the Warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of Ordinary Shares. If we choose to redeem the Warrants when the Ordinary Shares are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their Warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.

If, at the time of redemption, the Warrants are exercisable for a security other than the Ordinary Shares pursuant to the Warrant Assumption Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Ordinary Shares, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a capitalization or share dividend payable in Ordinary Shares, or by a sub-divisions of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-divisions or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Ordinary Shares on account of such Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Assumption Agreement based on the Black-Scholes value (as defined in the Warrant Assumption Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants have been issued in registered form under a Warrant Assumption Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Assumption Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the Warrant Assumption Agreement to the description of the terms of the Warrants and the Warrant Assumption Agreement set forth in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2022, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Assumption Agreement for a complete description of the terms and conditions applicable to the Warrants. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each Ordinary Share held of record on all matters to be voted on by shareholders.

No fractional Ordinary Shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, we will, upon exercise, round down to the nearest whole number the number of Ordinary Share to be issued to the Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Assumption Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Shareholders’ Register

Pursuant to Dutch law and the Articles of Association, we must keep our shareholders’ register accurate and current. The Board of Directors keeps the shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of us as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares. Any Ordinary Shares offered in an offering conducted under the Registration Statement will be held through The Depository Trust Company (“DTC”). Therefore, DTC or its nominee will be recorded in the shareholders’ register as the holder of those Ordinary Shares. The Ordinary Shares will be in registered form (op naam). We may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by the Board of Directors.

Except as otherwise provided or allowed by Dutch law, the issue or transfer of an Ordinary Share shall require a deed to that effect and, in the case of a transfer and unless we are a party to the transaction, acknowledgement of the transfer by us. The Articles of Association provide that, for as long as any Ordinary Shares are admitted to trading on Nasdaq or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the Ordinary Shares (including the statutory provisions concerning the transfer and ownership of legal title to Ordinary Shares) reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.

Corporate Objectives

Pursuant to the Articles of Association, our main corporate objectives are:

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to develop, conduct research, produce, commercialize, market and sell medicines in general and innovative medicines for cardiovascular diseases in particular;
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to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;
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to provide administrative, technical, financial, economic or other services to other entities, companies, partnerships and businesses;
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to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;
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to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and
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to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

Limitations on the Rights to Own Securities

Ordinary Shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. The Articles of Association contain no limitation on the rights to own Ordinary Shares and no limitation on the rights of non-residents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Limitation on Liability and Indemnification Matters

Under Dutch law, our directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to the Company and to third parties for infringement of the Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil, administrative and criminal liabilities. Subject to certain exceptions, the Articles of Association provide for indemnification of our current and former directors and other current and former officers and employees as designated by the Board of Directors. No indemnification under the Articles of Association will be given to an indemnified person:

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if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);
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to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);
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in relation to proceedings brought by such indemnified person against us, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the Articles of Association, pursuant to an agreement between such indemnified person and us which has been approved by the Board of Directors, or pursuant to insurance taken out by us for the benefit of such indemnified person; and
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for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under the Articles of Association, the Board of Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Federal Forum Provision

The Articles of Association provide that to the fullest extent permitted by applicable law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act or the Exchange Act will be the U.S. federal district courts.

Shareholders’ Meeting

General Meetings must be held in the Netherlands in any of the locations specified in the Articles of Association. The annual General Meeting must be held within six months of the end of each financial year. Additional extraordinary General Meetings may also be held, whenever considered appropriate by the Board of Directors and shall be held within three months after the Board of Directors has considered it to be likely that our shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of our paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of our issued share capital may request that we convene a General Meeting, setting out in detail the matters to be discussed. If the Board of Directors has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the Board of Directors to convene a General Meeting and the Board of Directors has not taken the necessary steps so that the General Meeting could be held within six weeks after the request. The application shall also be disallowed if the proponent(s) has/have not demonstrated to have a reasonable interest in the convening of the General Meeting.

General Meetings must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the General Meeting by proxy, as well as other information as required by Dutch law. The notice must be given at least 15 calendar days prior to the day of the meeting. The agenda for the annual General Meeting shall include, among other things, the adoption of our statutory annual accounts, appropriation of our profits and proposals relating to the composition of the Board of Directors, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the Board of Directors. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of our issued share capital. These requests must be made in writing or by electronic means and received by the Board of Directors at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the Dutch Corporate Governance Code (the “DCGC”), shareholders who have the right to put an item on the agenda for the General Meeting or to request the convening of a General Meeting shall not exercise such rights until after they have consulted the Board of Directors. If exercising such rights may result in a change in our strategy (for example, through the dismissal of one or more of our directors), the Board of Directors must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, the Board of Directors must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and to explore alternatives. At the end of the response time, the Board of Directors shall report on this consultation and the exploration of alternatives to the General Meeting. The response period may be invoked only once for any given General Meeting and shall not apply (i) in respect of a matter for which either a response period or a statutory cooling-off period (as discussed below) has been previously invoked or (ii) in situations where a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid.

Moreover, under Dutch law, the Board of Directors can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a General Meeting or their right to request a General Meeting, propose an agenda item for the General Meeting to dismiss, suspend or appoint one or more of our directors (or to amend any provision in the Articles of Association dealing with those matters) or when a public offer for the Company is made or announced without our support, provided, in each case, that the Board of Directors believes that such proposal or offer materially conflicts with the interests of the Company and its business. During a cooling-off period, the General Meeting cannot dismiss, suspend or appoint directors (or amend the provisions in the Articles of Association dealing with those matters) except at the proposal of the Board of Directors. During a cooling-off period, the Board of Directors must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the Board of Directors must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next General Meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber of the Amsterdam Court of Appeal (the “Enterprise Chamber”) for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

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the Board of Directors, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of the Company and its business;
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the Board of Directors cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or
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other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no “stacking” of defensive measures).

The General Meeting is presided over by the chairperson of the Board of Directors. If no chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by the vice-chairperson of the Board of Directors. If no vice-chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by another person designated in accordance with the Articles of Association. Our directors may always attend a General Meeting. In these meetings, they have an advisory vote. The chairperson of the General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the General Meeting, to address the meeting and, insofar as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the General Meeting. Under the Articles of Association, shareholders and others with meeting rights under Dutch law must notify us in writing or by electronic means of their identity and intention to attend the General Meeting. This notice must be received by us ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such meeting is convened.

Each Ordinary Share confers the right on the holder to cast one vote at the General Meeting. Shareholders may vote by proxy. No votes may be cast at a General Meeting on Ordinary Shares held by us or our subsidiaries or on Ordinary Shares for which we or our subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of Ordinary Shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such Ordinary Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of an Ordinary Share on which we or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Ordinary Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a General Meeting.

Decisions of the General Meeting are taken by a simple majority of votes cast, except where Dutch law or the Articles of Association provide for a qualified majority or unanimity. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by the Articles of Association, if we would be subject to the requirement that the General Meeting can only pass resolutions if a certain part of our issued share capital is present or represented at such General Meeting under applicable securities laws or listing rules, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules pursuant to the Articles of Association. As of January 1, 2024, any General Meeting we hold will require a quorum of 33 1/3 % of the outstanding Ordinary Shares.

Directors

Appointment of Our Directors

Our directors are appointed by the General Meeting upon binding nomination by the Board of Directors. However, the General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of our issued share capital. If the General Meeting overrules a binding nomination, the Board of Directors will make a new nomination.

We have adopted a diversity policy for the composition of the Board of Directors, as well as a profile for the composition of the Board of Directors, with the assistance of our nomination and corporate governance committee. The Board of Directors will make any nomination for the appointment of a director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable. Our directors serve staggered terms as set out in the retirement schedule.

At a General Meeting, a resolution to appoint a director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or in the explanatory notes thereto.

Duties and Liabilities of Our Directors

Under Dutch law, the Board of Directors is charged with the management of the Company, which includes setting our policies and strategy, subject to the restrictions contained in the Articles of Association. Our executive director manages our day-to-day business and operations and implement our strategy. Our non-executive directors focus on the supervision on the policy and functioning of the performance of the duties of all of our directors and our general state of affairs. Our directors may divide their tasks among themselves in or pursuant to internal rules. Each of our directors has a statutory duty to act in the corporate interest of the Company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in our corporate interest also applies in the event of a proposed sale or break-up of the Company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

The Board of Directors is entitled to represent us. The power to represent us also vests in our Chief Executive Officer, as well as in any two non-executive directors acting jointly.

Dividends and Other Distributions

Dividends

We have never paid or declared any cash dividends in the past, and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings for use in the operation of our business. Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or the Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed.

Under the Articles of Association, the Board of Directors may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the General Meeting at the proposal of the Board of Directors for distribution on the Ordinary Shares, subject to applicable restrictions of Dutch law. The Board of Directors is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions will be made payable no later than a date determined by the Board of Directors. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under certain circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in the Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-Out Procedures

A shareholder who holds at least 95% of our issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against our other shareholders jointly for the transfer of their Ordinary Shares to such shareholder. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the Ordinary Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Ordinary Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the Ordinary Shares shall give written notice of the date and place of payment and the price to the holders of the Ordinary Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and Liquidation

Under the Articles of Association, we may be dissolved by a resolution of the General Meeting, subject to a proposal of the Board of Directors. In the event of a dissolution, the liquidation shall be effected by the Board of Directors, unless the General Meeting decides otherwise. During liquidation, the provisions of the Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of our liabilities, any remaining assets shall be distributed to our shareholders in proportion to their number of Ordinary Shares.

Dutch Corporate Governance Code

We are subject to the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the Board of Directors and the General Meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. We do not comply with all best practice provisions of the DCGC. The DCGC contains, among other best practice recommendations, certain independence recommendations for the Board of Directors and its committees. We do not comply with all such recommendations and we will disclose our deviations from the DCGC in our Dutch statutory annual reports.

Certain Major Transactions

The Articles of Association and Dutch law provide that resolutions of the Board of Directors concerning a material change to our identity or our character or our business are subject to the approval of the General Meeting. Such changes include:

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transferring the business or materially all of the business to a third party;
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entering into or terminating a long-lasting alliance of our company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for us; and
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acquiring or disposing of an interest in the capital of a company by our company or by a subsidiary with a value of at least one-third of the value of the assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (the “FRSA”), the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (“AFM”), supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that our financial reporting meets such standards and (ii) recommend to us the making available of further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare or restate our financial reports in accordance with the Enterprise Chamber’s orders.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Continental Stock Transfer & Trust Company.